Exhibit 99.1

Contact:	610-337-7000 Hugh J. Gallagher, Ext. 1029 Brenda Blake, Ext. 3202	For Immediate Release: January 5, 2012

AmeriGas Partners Prices New Issues of Notes

VALLEY FORGE, Pa., January 5—AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU) (the “Partnership”), announced today that the Partnership’s wholly owned subsidiaries, AmeriGas Finance Corp. and AmeriGas Finance LLC (the “Issuers”) will issue $550 million of senior notes maturing in May 2020 with an interest rate of 6.75% and $1.0 billion of senior notes maturing in May 2022 with an interest rate of 7.0% (together, the “notes”). The notes will be fully and unconditionally guaranteed by the Partnership (the “guarantees”). The notes and the guarantees are registered under the Securities Act of 1933, as amended.

The net proceeds from the offering will be used to finance the previously announced acquisition of the propane operations of Energy Transfer Partners, L.P. (the “Heritage Acquisition”). Any excess net proceeds will be used to pay expenses for the Heritage Acquisition and for general corporate purposes, including to pay down borrowings outstanding under the bank credit agreement of AmeriGas Partners’ operating partnership, AmeriGas Propane, L.P. The notes offering is expected to close on January 12, 2012. If the offering closes before the closing of the Heritage Acquisition, all proceeds will be placed into escrow until such time as the Heritage Acquisition closes.

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 distribution locations.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among those is the risk that the conditions to closing the transaction are not met or that the anticipated benefits from the proposed transaction cannot be fully realized. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, capital market conditions, including reduced access to capital markets and interest rate fluctuations, the timing and success of our acquisitions, and investments to grow our business, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-02	***	1/5/12